UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2003

 Datatec Systems, Inc.
(Exact name of registrant as specified in its chapter)

 Delaware
(State or other jurisdiction
of incorporation)

 000-20688
(Commission
File Number)

 94-2914253
(IRS Employer
Identification No.)

 23 Madison Road, Fairfield, New Jersey
(Address of principal executive offices)

 07004
(Zip Code)

Registrant's telephone number, including area code: (973) 808-4000

 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

 On May 1, 2003, Datatec Systems, Inc. ("Datatec") entered into a stock purchase agreement (the "Stock Purchase Agreement") with Millennium Care Inc. ("Millennium"), a privately held company operating in Canada, by which Datatec purchased all of the outstanding capital stock of Millennium.  As a result of the acquisition, Millennium became a wholly owned subsidiary of Datatec.  In connection with the acquisition, Datatec issued:  (i) 1,503,463 restricted shares of its Common Stock; (ii) warrants to purchase 200,000 shares of Common Stock; and (iii) options to purchase 56,490 shares of Common Stock.  The warrants contain an exercise price equal to a thirty percent (30%) premium over the closing price of a share of Common Stock of Datatec at May 1, 2003 and are exercisable one year after closing only if Millennium achieves certain revenue targets for calendar year 2003.  The options were issued to the employees of Millennium under Datatec's 2000 Stock Option Plan to replace options held by Millennium employees which were cancelled as a result of the acquisition.  The options contain an exercise price equal to the closing price of a share of Datatec Common Stock at May 1, 2003 and standard vesting terms.

  Datatec has also agreed to issue to the sellers of Millennium additional shares of Common Stock (the "Additional Shares") in the event certain revenue targets are met by Millennium during calendar 2003 and 2004.   If Millennium achieves qualified revenue of over $6 Million (Canadian) in calendar 2003 or $10 Million (Canadian) in calendar 2004, Datatec will be required to issue Additional Shares in an amount equal to forty percent (40%) of any such excess for calendar year 2003 and thirty-five percent (35%) of any such excess for calendar year 2004.  The number of Additional Shares issuable, if any, would be based upon the then fair market value of a share of Common Stock of Datatec.  The number of Additional Shares issuable for calendar year 2004 cannot exceed 300,000 shares of Common Stock.

 After the acquisition, and excluding the Additional Shares and the shares of Common Stock underlying the warrants and options issued to the sellers of Millennium, Datatec will have approximately 42.2 million shares of Common Stock outstanding.

 The shares issued in connection with the purchase of Millennium are restricted securities and are not currently saleable.  Pursuant to the Stock Purchase Agreement, Datatec agreed to register the shares of Common Stock issued and issuable in connection with the acquisition for resale by the sellers.  Datatec is required to file a registration statement covering the shares of Common Stock issued and issuable in the acquisition within 90 days of May 1, 2003.  Certain of the shares of Common Stock issued in connection with the acquisition contain a one-year lock-up which prevent the resale of the shares until the expiration of the lock-up period.

 The foregoing is a summary of the terms of the acquisition of Millennium and does not purport to be complete and is qualified in its entirety by reference to the full text the acquisition agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit

Description of Document

10.1

Stock Purchase Agreement by and Among Millennium Care Inc., those Security Holders listed on the signatory pages thereto and Datatec Systems, Inc., dated as of May 1, 2003 including exhibits thereto

99.1

May 2, 2003 news release announcing acquisition of MillenniumCare Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 DATATEC SYSTEMS, INC.
(Registrant)

Date: May 2, 2003

 Isaac J. Gaon
 President and
Chief Executive Officer

*Print name and title of the signing officer under his signature.